UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14D-9
Solicitation/Recommendation Statement
Under Section 14(d)(4) of the Securities Exchange Act of 1934
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MPG OFFICE TRUST, INC.
(Name of Subject Company)

MPG OFFICE TRUST, INC.
(Names of Person(s) Filing Statement)
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7.625% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share
(Title of Class of Securities)
553274200
(CUSIP Number of Class of Securities)
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David Weinstein
MPG Office Trust, Inc.
355 South Grand Avenue, Suite 3300
Los Angeles, CA 90071
(213) 626-3300
(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)
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with copies to:
Julian Kleindorfer, Esq.
Bradley A. Helms, Esq.
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071-1560
(213) 485-1234
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☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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The information set forth under Items 1.01 and 9.01 of the Current Report on Form 8-K filed by MPG Office Trust, Inc.
on May 20, 2013 (including all exhibits attached thereto) are incorporated herein by reference.